UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EGL, INC.

(Name of Registrant as Specified In Its Charter)

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The following is a communication sent to employees of EGL, Inc. (the “Company”) on July 18, 2007:

Q & A — Employees EGL — General Questions1

1.	Who is CEVA?
•	CEVA Logistics (formerly known as TNT Logistics) is one of the world’s leading contract logistics and supply chain management companies. It designs, implements and operates complex, end-to-end supply chain solutions on a national, regional or global scale for multinational and large local companies. Its primary focus includes six sectors: Automotive, Tires, Electronics, Fast Moving Customer Goods (FMCG), Industrial, and Publishing and Media.

•	CEVA employs 38,000 people and operates an extensive global network with facilities in 26 countries worldwide. It maintains 567 warehouses globally with a combined space of approximately 7.4 million square meters.

•	In November 2006, CEVA was acquired by Apollo as a strategic business opportunity to build a solid platform for future growth and development in the transportation, distribution and logistics industry.

•	In 2005, CEVA reported sales of €3.5 billion.

•	For more information on CEVA, visit www.cevalogistics.com.

2.	Who is Apollo?
•	Founded in 1990, Apollo is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has successfully invested over $16 billion in companies representing a wide variety of industries, both in the US and internationally. Apollo currently is investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, represents approximately $12 billion of new capital.

•	Apollo is one of the few private equity funds with a focus on the distribution, transportation and logistics industry. Current and past investments in this sector include Pacer International, Quality Distribution, Metals USA, and United Agri-Products.

•	Apollo’s other current and past investments include Affinion, AMC Entertainment, Cablecom, General Nutrition Centers, Goodman Global, Hexion Specialty Chemicals, Nalco, Rexnord, Realogy and Unity Media.

3.	Why is CEVA merging with EGL?
•	CEVA is merging with EGL for the inherent value it sees in the business and for the complementary services EGL brings to its existing activities. CEVA’s ambition is to be the world’s leading logistics provider and the merger of CEVA and EGL fits into this strategy because EGL’s services are a strong complement to CEVA’s. Together we can offer our customers enhanced integrated supply chain management solutions worldwide.

[1]	Information in this document about CEVA and Apollo, or about their current or future intentions with respect to EGL, its business and employees, is based solely on responses provided by CEVA and Apollo.

4.	Does CEVA honor my existing labor agreement, holiday entitlement, accrued days off, health insurance, etc.?
•	Yes, CEVA is committed to honoring existing terms and conditions of employment while respecting and adhering to relevant domestic and/or international employment laws.

5.	Will my 401K or pension plan change?
•	Overall 401K and pension commitments remain valid and CEVA ownership will not change this.

6.	Will my service years still count with CEVA?
•	Yes.

7.	I am an expatriate with EGL. What are the immediate consequences for my assignment?
•	Expatriates should remain on assignment. No changes to expatriate programs are expected at this time.

8.	In what way is this a good deal for me as an EGL employee?
•	CEVA and EGL, combined, create the world’s fourth largest integrated supply chain management company. This will benefit customers and will create growth opportunities for employees.

9.	Does CEVA expect to make changes to the EGL head office to eliminate redundant employee responsibilities?
•	EGL will be operating as a separate freight management division of CEVA, headquartered at its existing location in Houston, TX.

•	CEVA does not anticipate fundamental changes in the EGL organization. There are no plans for any significant changes in the current employee base. Overall, we expect that the combination of EGL and CEVA will create new and exciting employment opportunities for the existing employee base.

10.	What are the prospects for EGL employees in terms of job creations, employee training and development?
•	The strategy of the CEVA-EGL merger is focused on growth and development in both existing and new markets. We expect this focus to open new and interesting career opportunities for the current employee base, both domestically and internationally. Commitment to training and development will remain unchanged. Like EGL, CEVA highly regards the value of people in its organization and the need to continually invest in their future.

11.	Does CEVA have any plans to divest certain parts of EGL?
•	CEVA has no intention of divesting any part of the business. CEVA is merging with EGL because of the excellent strategic fit between the two organizations and the long-term growth opportunities.

12.	When will EGL be an official part of CEVA?
•	The merger of CEVA and EGL remains subject to the approval of relevant authorities and EGL’s shareholders. The completion of the merger is expected to occur in the third quarter of 2007. The shareholder vote has been scheduled for July 31, and upon positive affirmation, closing should occur shortly thereafter.

13.	What will be the name of our company and when will we start operating under that name?
•	The name of the company and the brand strategy will be determined by existing CEVA and EGL senior management teams during the transition process.

14.	As an EGL employee, how do I answer the phone going forward?
•	Normal business functions should remain the same until closing, which as mentioned above is expected to occur in the third quarter of 2007.

15.	What will be EGL’s position in CEVA and who will run it?
•	EGL will operate as a new freight management division of CEVA.

•	EGL’s existing management team will remain largely in place. The organizational structure and leadership team was announced the week of June 25th. See attached organizational memorandum.

•	Apollo, CEVA’s largest shareholder, is an active investor who will be involved in strategic and investment decisions, but not in the day-to-day management of the company.

16.	What is the scope of the deal?
•	All EGL entities are included in the sale.

17.	In what way is this a good deal for EGL / CEVA Logistics customers?
•	The merger of CEVA and EGL is based on the inherent value seen in our industry talent and customer services, with the potential for significant growth in the company.

•	EGL will be able to offer customers new services in the field of contract logistics, where CEVA is a global industry leader. In turn, CEVA will be able to offer expanded freight management services, where EGL is a global industry leader.

•	Furthermore, the combined entity will be able to offer customers enhanced services for integrated, global supply chain management solutions, combining the strengths of the two companies into a single-source to create the most comprehensive supply chain and logistics solutions in the industry.

18.	What will happen to EGL in the immediate future?
•	EGL will continue to operate its business as usual, and will focus on delivering its 2007 budget.

19.	Where can I find more information and to whom can I turn in case I have any questions?
•	As always, the existing EGL senior management team, including Joe Bento, Vittorio Favati, Greg Weigel, Bruno Sidler, Ron Talley, Sam Slater, Keith Winters and Dana Carabin, will be available to answer any further questions.

Specific Questions — Benefits

20.	How will our benefits be affected?
•	Currently, there are no plans to materially alter the existing benefits and terms of employment for EGL employees as a result of the CEVA/EGL transaction. Following the completion of the transaction, which is expected to occur later this year, the new combined entity will determine the best approach for the organization from a benefits perspective, leveraging the strength of the combined company. Any resulting changes will be communicated in a timely manner. CEVA expects the benefits and value to EGL employees to remain substantially unchanged.

•	The merger agreement requires CEVA to provide substantially comparable compensation opportunities and benefits for at least one year following the merger.

21.	Will there be changes/improvements to our 401K? Will the company match increase? Will the EGL plan automatically roll into the CEVA plan or will we have the option to take the money in a lump sum? Will we be able to roll our 401K prior to the completion?
•	See #20.
•	CEVA will seek to structure an efficient roll-over program to the extent possible.

22.	Will our pension plan be affected? What happens to the money paid into the plan? What does CEVA have?
•	See #20.

•	CEVA ownership does not affect the commitment of the plan.

23.	As a larger company with more purchasing power, can we anticipate expanded health care benefits at a lower cost? Will Cigna continue as our health care carrier?
•	See #20.

24.	Will the number of vacation, personal, emergency and sick days change? What will happen to our accrued days?
•	See #20.

•	Accrued days will not be affected.

25.	Will the company continue to offer a tuition reimbursement plan?
•	See #20.

Specific Questions — Compensation

26.	Will merit increases and reclassifications scheduled for implementation in July still be processed as planned?
•	Yes.

27.	Are the corporate and field bonus plans and the commission/sales plan still active? Will they continue to be active throughout the year? Will employees receive the hold out from their bonuses?
•	The corporate, field and sales plans remain in effect and are expected to remain in effect, as written and communicated, through 2007.

28.	What will happen to the funds we have invested in our deferred compensation plan?
•	See #20.

29.	To reduce headcount, will CEVA or EGL offer compensation packages? Will there be employees? Will there be any type of retention bonus?
•	CEVA does not have any significant headcount reductions planned or anticipated at this time. Going forward, we expect more employment opportunities for existing EGL employees.

•	After the closing of the transaction, which is expected later this compensation for long-term year, the management team of the newly combined entity will determine the best approach for the organization and communicate any resulting plans in a timely manner.

30.	Will the company receive any profits from its sale? If so, who decides how the money is used? Will employees have the profits?
•	The planned transaction will take place between EGL’s shareholders opportunity to share in the and the CEVA Group; EGL will not receive any sale proceeds. Employees who own stock and options will be treated the same as all other shareholders.

31.	Will the frequency of our pay periods change?
•	See #20.

32.	How will this affect our expense reimbursement?
•	See #20.

Specific Questions — Employment

33.	Will we experience layoffs and/or hiring freeze before or after the transaction is completed?
•	CEVA does not have any significant headcount reductions planned or anticipated at this time. Going forward, we expect there to be more employment opportunities for existing EGL employees.

34.	What is the stability and security outlook for EGL employees after the purchase of EGL is final? (specifically for staff redundancies)
•	See #33

35.	Will temporary employees still have the opportunity to transfer to full-time status? If my job is eliminated, will I have the opportunity to train for and transfer to a new job?
•	See #33

36.	If the company’s name changes, will CEVA apply for amendments with US Customs and Immigration Service to change the company name for employees in the US on work visas?
•	The name of the company and the brand strategy will be determined by CEVA and EGL senior management teams during the transition process. Appropriate steps will be taken to coordinate visas and licenses.

Specific Questions — Stock Compensation & Incentives

37.	How will the employee stock purchase plan (ESPP) be handled? Will stock still be purchased in July or will the money be refunded? If it is refunded, will employees receive some type of interest? If purchased, will the price be determined as outlined?
•	Contributions made via payroll deduction between January 1, 2007, and June 30, 2007, will be used to purchase shares of EGL stock as soon as administratively feasible following the close of the Offering Period, as provided for in the Plan document. These shares will be held in individual accounts at Smith-Barney subject to a sale restriction. Upon the closing of the CEVA/EGL transaction, which is expected to take place in the third quarter of 2007, the shares will be converted into the right to receive the cash merger consideration. ESPP participants will receive more detailed information in a separate communication.

38.	Will the plan remain in effect until the transaction is final or will it end on June 30th? What happens to the remaining money in the account?	·	Under the terms of the merger agreement between CEVA and EGL, no new Offering Period will be opened and payroll contributions to the ESPP will end effective June 30, 2007. ESPP participants will soon receive more detailed information in a separate communication.

39.	Will all stock options become 100% vested and immediately cash out when the transaction is finalized?	·	Pursuant to the merger agreement between CEVA and EGL, all outstanding options will vest and be cashed out in connection with the transaction. The administrative process to cash out stock and options will begin immediately after closing.

40.	Will I have the option to remain an EGL shareholder if the merger is approved? How long will it take to receive money from the sale of the stock at the $47.50 price?	·	No. If the merger is approved, your shares of EGL stock will no longer represent equity interests in the company; instead, each share will represent the right to receive the cash merger consideration (unless you properly exercise your dissenters’ rights under Texas law). The administrative process to cash out stock and options will begin immediately after closing.

41.	Because CEVA is a private company, will managers receive any kind of stock options or stake in the new company?	·	CEVA will provide an equity participation program for senior managers. The specifics of the program will be advised in a timely manner.

42.	Does CEVA have a bonus plan and will EGL employees be eligible to participate?	·	CEVA is a performance driven company and rewards its employees accordingly. The incentive program will be similar to the program at EGL and in many cases will be identical.

43.	Does CEVA offer an alternative benefit to the current Employee Stock Purchase Plan?	·	This information will be shared at a later time.

Specific Questions — Integration w/ CEVA

44.	Will CEVA honor all existing contracts with employees, contractors, temporary employees, customers and suppliers as is?	·	There are currently no plans to alter any of these types of contracts. Overall, no major changes are expected going forward.

45.	What is planned for the duplicate administrative departments such as HR, Purchasing, Finance, Marketing, etc? Will there be a consolidation of facilities in locations where there are both EGL and CEVA offices/thermals?	·	Following the completion of the transaction later this year, the newly combined entity will determine the best approach for the organization and communicate any resulting plans in a timely manner. Overall, CEVA expects increased employment opportunities for employees of both organizations as the combined company grows. The Houston office will continue to serve as the global head office of the freight management division and the key administrative departments will continue to support the freight management division as required.

46.	Will the name of the company and the logo change from EGL to CEVA?	·	The name of the company and the brand strategy will be determined by existing CEVA and EGL senior management teams during the transition process.

47.	During the last year we have been building our brand with the introduction of our message and goals. Will we maintain this brand and brand message?	· ·	See #46. You should continue to uphold the EGL brand guidelines until management communicates any necessary change.

48.	What should we be telling our customers and when?	·	You can inform your customers about the planned merger immediately. As the merger information is now being filed with various authorities and subject to shareholder approval, more details will follow after closing of the transaction expected later this year.

49.	Can the company continue to operate as an independent division without CEVA interfering? What safeguards will be implemented to ensure that EGL’s current scope and service offerings are maintained?	·	EGL will operate as a new and separate freight management division of CEVA. The existing management team will remain largely in place upon closing of the merger expected later this year, and CEVA and EGL management will be responsible for the implementation and execution of the strategy of the combined company.
		·	The headquarters of this division will remain at its existing location in Houston, TX.
		·	CEVA is merging with EGL for the inherent strategic value in the combined business. EGL’s existing operations will continue to operate as usual. As always, EGL’s commitment is to provide its customers with the highest level of personal attention and customer service in the industry. This commitment remains unchanged.

50.	Because CEVA’s strength is logistics, will the EGL logistics group immediately be absorbed by the CEVA contract logistics division? If not, what will happen to our logistics operations? Does CEVA foresee any investment in EGL logistics?	·	Following closing of the merger expected later this year, the newly combined entity will determine the best approach for the organization and communicate any resulting plans in a timely manner. CEVA is acquiring EGL for the inherent value they see in the business and for the complementary services EGL brings to its existing activities. CEVA’s ambition is to be the world’s leading logistics provider. The merger of CEVA and EGL fits well into this strategy because the company’s services are a strong complement to CEVA. Together, the companies can offer customers enhanced solutions for integrated supply chain management.

51.	Will our operating procedures change? Will we continue with activities associated with SOX compliance and regulation?	·	Normal business functions should remain the same until closing. The merger of CEVA and EGL remains subject to the approval of relevant authorities and EGL’s shareholders. The completion of the merger is expected to occur in the third quarter of 2007.

52.	If the company name changes will we need to have customers sign new contracts, new POAs, etc?	·	The name of the company and the brand strategy will be determined by existing CEVA and EGL senior management teams during the transition process. If there are any implications in terms of a name change, this will be communicated in a timely manner. All existing contracts and POAs should survive regardless of the brand name.

53.	Will we see a new IT system as a result of the buyout? Will we have one common system where all service info can be captured?	·	CEVA plans to operate EGL as a separate freight management division. As such, no major changes to IT systems are expected. It is too early to comment on any new or additional systems, but CEVA is committed to developing the IT systems of both businesses to offer world-class supply chain solutions to its customers.

54.	Will we continue to move forward with plans for payroll to “go paperless” or is the project on hold?	·	Normal business functions should remain the same until closing which, as mentioned, is expected to occur in the third quarter of 2007. This ‘business as usual’ approach also applies to any ongoing projects, including the go paperless project.

Important Additional Information Regarding the Merger with CEVA Has Been Filed with the SEC:
In connection with the proposed merger transaction (the “Merger”) with CEVA Group Plc and its affiliates (the “CEVA group”), the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company’s website, http://www.eaglegl.com.
The Company and its directors, executive officers and other members of its management and employees as well as the CEVA group may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the definitive proxy statement. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger.
CAUTIONARY STATEMENTS
The statements included in this filing regarding any transaction with the CEVA group, including the timing thereof, the likelihood that such transaction could be consummated, any future actions by the CEVA group, the effects of any transaction on the Company’s operations or otherwise, and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of acquisition financing, satisfaction of closing conditions, actions by management, actions by the CEVA group and other factors detailed in risk factors and elsewhere in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.